Exhibit 99.1

AMERIS BANCORP

SECOND AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

Ameris Bancorp, a Georgia corporation (the “Company”), previously adopted and approved the Amended and Restated Employee Stock Purchase Plan of the Company effective as of January 20, 2015 (the “Existing Plan”). The Company desires to amend and restate the Existing Plan in its entirety in the manner set forth herein.

ARTICLE 1

PURPOSE

This Plan has been adopted by the Company in order to provide eligible employees and eligible directors of the Company and its subsidiaries with an opportunity to purchase shares of the Company’s common stock through accumulated payroll deductions and contributions, thereby encouraging and increasing employee and director ownership of the Company’s common stock. The Plan has been established as a means of further aligning the interests of employees with those of the Company’s shareholders. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended, or to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

ARTICLE 2

DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below:

2.1            “Administrator” means the Board or any Committee appointed by the Board to administer the Plan pursuant to Section 8.2 hereof.

2.2            “Board” means the Board of Directors of the Company.

2.3            “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required to close.

2.4            “Change of Control” means an occurrence of a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)) with respect to the Company for purposes of Section 409A of the Code.

2.5            “Code” means the U.S. Internal Revenue Code of 1986, as amended, including all regulations promulgated thereunder.

2.6            “Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 8.2 hereof.

2.7            “Common Stock” means the common stock of the Company, par value $1.00 per share.

2.8            “Company” has the meaning set forth in the Preamble.

2.9           “Compensation” means the total compensation paid to the Participant, including all salary, wages, commissions, annual cash bonuses, overtime pay, directors’ fees and other remuneration paid directly to the Participant, but excluding referral and hiring bonuses, non-cash incentive bonuses, profit sharing, deferred compensation, the cost of employee benefits paid for by the Company, education, tuition or other similar reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options or other equity-based awards, contributions made by the Company under any employee benefit plan, and similar items of compensation.

2.10          “Custodian” means Computershare Investor Services, whose principal offices are located at P.O. Box 30170 College Station, Texas 77842-3170 and whose telephone number is (800) 568-3476, or such other person as the Administrator shall designate from time to time to serve as record keeper and custodian under the Plan.

2.11          “Effective Date” means January 1, 2020.

2.12          “Eligible Director” means any individual serving as a member of the board of directors of the Company or any Subsidiary.

2.13          “Eligible Employee” means any individual who is a regular full-time employee of the Company or any Subsidiary who regularly works thirty (30) or more hours per week.

2.14          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor legislation.

2.15          “Existing Plan” has the meaning set forth in the Preamble.

2.16          “Former Participant” means a Participant whose participation in the Plan has terminated pursuant to the terms of Article 7 and who has not recommenced participation in the Plan.

2.17          “New Purchase Date” has the meaning set forth in Section 9.1.

2.18         “Offering Period” means the twenty-four (24) semi-monthly offerings of the Common Stock each calendar year, occurring each calendar month from (a) the first day through the fifteenth (15th) day of such calendar month (each, a “First Offering Period”) and (b) the sixteenth (16th) day through the last day of such calendar month (each, a “Second Offering Period”).

2.19          “Participant” means an Eligible Director or Eligible Employee who elects to participate in the Plan pursuant to Section 3.2.

2.20          “Plan” means this Second Amended and Restated Employee Stock Purchase Plan, effective as of the Effective Date, as amended from time to time, including any exhibits, supplements, schedules, guidelines, rules and regulations adopted by the Administrator from time to time.

2.21          “Plan Account” means an account for the benefit of a Participant comprised of two (2) subaccounts. The first subaccount shall be maintained by the Company for the purpose of recording and crediting elected deductions and contributions on behalf of such Participant, and the second subaccount shall be maintained by the Custodian for the purpose of recording and crediting the shares of Common Stock purchased for such Participant.

2.22          “Purchase Date” means, with respect to (a) a First Offering Period, the first Trading Day immediately following such First Offering Period, and (b) a Second Offering Period, the first Trading Day immediately following such Second Offering Period, or, in each case, as soon thereafter as is administratively practicable.

2.23          “Purchase Price” means, the average cost, including applicable transaction fees, commissions and costs, of all of the shares of Common Stock purchased pursuant to the Plan on a particular Purchase Date.

2.24          “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, or any successor provision.

2.25          “Subsidiary” means (a) any corporation of which not less than fifty percent (50%) of the total combined voting power of all classes of stock is held directly or indirectly by the Company, whether or not such corporation now exists or is hereafter organized or acquired, directly or indirectly, by the Company; and (b) any unincorporated business entity, such as a limited liability company or partnership, in which the Company holds directly or indirectly not less than fifty percent (50%) of the total combined voting power with respect to all classes of equity ownership of such entity, whether or not such unincorporated business entity now exists or is hereafter organized or acquired, directly or indirectly, by the Company. All Subsidiaries of the Company are designated by the Administrator as eligible to participate in the Plan except those listed on Exhibit A hereto, which may be amended by the Administrator from time to time.

2.26          “Trading Day” means any day on which the Nasdaq Global Select Market (or, if appropriate, any other exchange that is used to purchase Common Stock under the Plan) is open for trading.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1            Eligibility. All Eligible Directors and Eligible Employees are eligible to participate in the Plan.

3.2            Enrollment Procedures. An Eligible Director or Eligible Employee may elect to participate in the Plan by complying with the Company’s procedures for enrolling in the Plan as established and in effect from time to time. As of the Effective Date, an Eligible Director or Eligible Employee may elect to participate in the Plan by filing with the Company an enrollment/payroll deduction authorization form, in the form attached hereto as Exhibit B (or such other form as the Company may determine), authorizing payroll deductions from such person’s Compensation and other contributions, as applicable. Enrollment for any Offering Period may be completed no later than the fifteenth (15th) calendar day immediately preceding the first day of such Offering Period.

ARTICLE 4

DEDUCTIONS AND CONTRIBUTIONS

4.1            Elections. At the time a Participant enrolls in the Plan, the Participant shall elect to have payroll deductions made for each pay period during the Offering Period. Non-employee directors may contribute to the Plan through the deduction of director fees. Each Participant’s enrollment/payroll deduction authorization form shall specify a deduction amount in one-dollar ($1.00) increments, having a minimum amount of twenty-five dollars ($25.00). For Eligible Directors, one withdrawal will be deducted from each regular payment of his or her director’s fees. All payroll deductions shall be on an after-tax basis and shall be subject to the following conditions:

(a)               the total amount of payroll deductions during any pay period shall not exceed the total amount of a Participant’s pay for such pay period, net of any other applicable deductions; and

(b)               if a Participant has authorized payroll deductions in an amount equal to or greater than the minimum amount and, due to extraordinary circumstances occurring during any one pay period (e.g., temporary reduction in number of hours worked, change in status of employment to short-term disability, etc.), such Participant’s net pay for such period is insufficient to permit deductions in the authorized amount, then such Participant’s total net pay for such pay period shall be deducted and held in accordance with the provisions of Section 4.2.

4.2           Crediting of Deductions and Contributions. Each Participant’s elected deductions and contributions will be held by the Company subject to the provisions of Section 4.5 pending application to the purchase of shares of Common Stock and crediting of the same to such Participant’s Plan Account. Except for shares of Common Stock credited to a Participant’s Plan Account upon purchase hereunder, a Participant may not transfer or deposit shares of Common Stock to such Participant’s Plan Account. No interest shall be paid on any amounts held by the Company from time to time pending application to the purchase of shares of Common Stock on behalf of a Participant.

4.3           Election Changes. Subject to the provisions of Section 4.1 and Article 7, a Participant may change the amount of elected deductions or contributions by complying with the Company’s procedures for effecting such changes as established and in effect from time to time. As of the Effective Date, a Participant may change the amount of elected deductions or contributions by filing with the Company a new enrollment/payroll deduction authorization form, in the form attached hereto as Exhibit B. Any such change and notice thereof must be received by the Company no later than the fifteenth (15th) day immediately preceding the first day of the Offering Period with respect to which such change shall become effective.

4.4            Continuation of Elections. So long as a Participant remains an Eligible Director or Eligible Employee, elected deductions or contributions will continue in effect from Offering Period to Offering Period unless the Participant elects a different rate of payroll deductions or contributions in accordance with the provisions of Section 4.3 or terminates participation in the Plan in accordance with the provisions of Article 7.

4.5           Application of Funds. Payroll deductions of a Participant withheld by the Company under the Plan may be commingled with the general funds and assets of the Company and used by the Company for any corporate purpose, and the Company shall not be obligated to segregate any such payroll deductions.

ARTICLE 5

OPTION AND PURCHASE OF COMMON STOCK

5.1            Common Stock Subject to the Plan. Shares of Common Stock subject to options and any other provision of the Plan will consist of shares of Common Stock purchased in the open market or on a private placement basis or a combination thereof.

5.2            Option to Purchase Shares. Subject to the provisions of Section 5.3, on the first Trading Day of each Offering Period, each Participant shall be deemed to have been granted an option to purchase, on the next following Purchase Date, a number of whole and fractional shares (computed to three (3) decimal places) of Common Stock equal to the quotient of (a) the balance of funds held by the Company on behalf of such Participant pending application to the purchase of shares of Common Stock as of such Purchase Date, divided by (b) the Purchase Price.

5.3           Limit for Certain Participants. No Participant shall be granted an option to purchase shares of Common Stock as set forth in Section 5.2 if such Participant, immediately after the option is granted, owns stock constituting five percent (5%) or more of the Company’s outstanding Common Stock or five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this Section 5.3, the rules of Section 424(d) of the Code (relating to attribution of stock ownership) shall apply in determining the stock ownership of the Participant, and stock that the Participant may purchase under outstanding options shall be treated as stock owned by such Participant.

5.4            Exercise of Options. Except as otherwise set forth in Article 7, such Participant’s option to purchase shares of Common Stock during an Offering Period will be exercised automatically on the Purchase Date, and the maximum number of full or fractional shares (computed to three (3) decimal places) of Common Stock shall be purchased for such Participant at the applicable Purchase Price and credited to such Participant’s Plan Account. The option with respect to an Offering Period shall expire on the Purchase Date with respect to such Offering Period.

5.5            Account Statement. Not less frequently than once each calendar quarter, the Company shall deliver or shall cause the Custodian to deliver a statement to the Participant regarding such Participant’s Plan Account, which may include, among other things and to the extent necessary and appropriate: (a) the name and address of the Company and the Participant; (b) the amount of payroll deductions withheld by the Company on behalf of such Participant or contributions made by such Participant during the applicable reporting period; (c) the Purchase Price for the Offering Periods occurring during the applicable reporting period; (d) the dates of purchase; (e) the number of full and fractional shares of Common Stock purchased; (f) the balance of shares of Common Stock in the Participant’s Plan Account; and (g) any current and year-to-date dividend reinvestment information.

5.6            Transferability. Neither contributions nor payroll deductions withheld by the Company on behalf of a Participant pending application to the purchase of shares of Common Stock nor any rights with regard to the exercise of an option or receipt of shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by such Participant, other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be of no force or effect.

ARTICLE 6

RIGHTS AS A SHAREHOLDER

6.1            Crediting of Shares. As promptly as practicable after each Purchase Date, a Participant shall be treated as the beneficial owner of the shares of Common Stock purchased for such Participant pursuant to the Plan. Such shares shall be credited to the Plan Account maintained for the benefit of the Participant by the Custodian.

6.2            Ownership of Shares. A Participant shall have all ownership rights with respect to the number of shares of Common Stock credited to the Plan Account in accordance with Section 6.1, including the right to vote such shares of Common Stock and to receive dividends or other distributions with respect thereto, if any. Each Plan Account shall be established with the following default dividend policy: cash dividends, if any, paid with respect to the Common Stock held in the Participant’s Plan Account shall be automatically reinvested in shares of Common Stock.  Any share dividend or other distribution made to the holders of Common Stock will be credited to and held in the Participant’s Plan Account. The Administrator shall have the right at any time or from time to time upon notice to Participants to change the default dividend reinvestment policy. All shares of Common Stock purchased through reinvestment of dividends or distributions will be credited to the Participant’s Plan Account.

6.3            Sale of Shares. In the event that a Participant elects to sell any shares of Common Stock purchased under the Plan or transfer any such shares to an individual registered shareholder account maintained by the Company’s transfer agent or a general brokerage account maintained for the benefit of such Participant, the Participant shall be responsible for the payment of any applicable brokerage fees and associated costs related to such sale or transfer. Within ten (10) Business Days after receipt of written instructions from a Participant, the Custodian will sell at open market through an independent brokerage organization all or any portion of the shares held in the Participant’s Plan Account, but none of the Company, the Board, nor the Administrator shall be liable for any delay in the execution of such request. Each Participant shall bear the risk of stock price fluctuations between the time such Participant places an order to sell and the time the shares of Common Stock are actually sold. As soon after the sale as is practicable, the Custodian will mail (by U.S. first class mail) to the Participant a check representing the proceeds from the sale of the shares, net of brokerage fees and associated costs and transfer taxes incurred in connection with effecting such sale. The brokerage fees and associated costs generally are negotiated for each sale and vary upon the number of shares sold.

ARTICLE 7

TERMINATION OF CONTRIBUTIONS OR PARTICIPATION

7.1            Revocation by Participant. A Participant may, at any time and for any reason, voluntarily revoke his or her contributions into the Plan by complying with the Company’s procedures for revoking a payroll deduction or other contribution election as established and in effect from time to time. Any such revocation will become effective, and elected deductions and contributions will cease to be made on behalf of such Participant, as soon as practicable following receipt by the Company of the written notice of revocation. All payroll deductions and other contributions previously accumulated and held by the Company on behalf of such Participant pending application to purchase shares of Common Stock shall be used to purchase shares of Common Stock on the Purchase Date corresponding to the Offering Period during which such revocation occurs, and the purchased shares shall be allocated to the Participant’s Plan Account. Following a Participant’s revocation of his or her contributions into the Plan, payroll deductions and contributions for such Participant shall not resume at the beginning of the succeeding Offering Period or any Offering Period thereafter unless the Participant timely re-enrolls in the Plan in accordance with the provisions of Section 3.2 and this Section 7.1.

7.2           Change in Employment Status. A Participant’s contributions in the Plan will be automatically terminated upon a change in the employment status of a Participant (other than a termination of employment) that results in the Participant no longer being an Eligible Employee. In such event, authorized payroll deductions shall cease as of the date of such change of status, and all payroll deductions previously accumulated and held by the Company on behalf of such Participant pending application to purchase shares of Common Stock shall be used to purchase shares of Common Stock on the Purchase Date corresponding to the Offering Period during which such change of status occurs, and the purchased shares shall be allocated to the Participant’s Plan Account.

7.3           Termination of Employment/Director Status. In the event a Participant’s employment is terminated (for any reason, including death and disability) or a Participant’s change in directorship status results in Participant no longer being an Eligible Director, elected deductions and contributions shall automatically cease as of the date of such termination or change in directorship status, and all elected deductions and contributions previously accumulated and held by the Company on behalf of such Participant pending application to purchase shares of Common Stock shall be refunded to the Participant, without interest, as soon as practicable following such termination; provided, however, that if such termination of employment or change in directorship status occurs without sufficient time to process such refund in the ordinary course prior to the Purchase Date corresponding to the Offering Period during which such termination occurs, all such accumulated payroll deductions and contributions will be applied to purchase shares of Common Stock on the Purchase Date corresponding to the Offering Period during which such termination of employment or change in directorship status occurs.

7.4            Voluntary Termination by Participant. A Participant may, at any time and for any reason, voluntarily terminate his or her participation in the Plan by complying with the Company’s procedures for voluntarily terminating participation in the Plan as established and in effect from time to time.

7.5            Plan Accounts of Former Participants. The shares of Common Stock credited to a Former Participant’s Plan Account shall remain therein or be withdrawn therefrom as follows:

(a)              Except as set forth in Section 7.5(b), if such Former Participant’s contributions into the Plan are terminated due to revocation under Section 7.1 or due to a change in employment status under Section 7.2, then all shares of Common Stock credited to such Former Participant’s Plan Account shall automatically remain therein, subject to the provisions of Article 6 and Section 11.2; and

(b)               If such Former Participant’s contributions into the Plan are terminated due to revocation under Section 7.1 or due to a change in employment status under Section 7.2 and such Former Participant does not re-enroll or is not eligible to re-enroll in the Plan during the six (6) month period immediately following such revocation or change in employment, then all shares of Common Stock credited to such Former Participant’s Plan Account shall automatically be transferred to a shareholder account maintained by the Company’s transfer agent for the benefit of such Former Participant; provided, however, that such Former Participant may direct the Company to transfer such Common Stock to a general brokerage account for the benefit of such Former Participant by providing written notice of such direction to the Company no later than five (5) Business Days prior to the end of such six-month period. The Company will not be responsible for the payment of any fees related to the transfer to, or the maintenance of, a general brokerage account or such Former Participant’s individual shareholder account maintained by the Company’s transfer agent. If necessary upon closure of the Plan Account, a cash payment shall be made for any fraction of a share of Common Stock in the Plan Account.

(c)               If such Former Participant’s participation in the Plan is terminated due to a termination of employment or change in directorship status under Section 7.3, then all shares of Common Stock credited to such Former Participant’s Plan Account shall automatically be transferred to a shareholder account maintained by the Company’s transfer agent for the benefit of such Former Participant; provided, however, that such Former Participant may direct the Company to transfer such Common Stock to a general brokerage account for the benefit of such Former Participant by providing written notice of such direction to the Company no later than five (5) Business Days after the date of termination of such Former Participant’s employment or the date of the change in such Former Participant’s directorship status. The Company will not be responsible for the payment of any fees related to the transfer to, or the maintenance of, a general brokerage account or such Former Participant’s individual shareholder account maintained by the Company’s transfer agent. If necessary upon closure of the Plan Account, a cash payment shall be made for any fraction of a share of Common Stock in the Plan Account.

(d)               If such Former Participant’s participation in the Plan is voluntarily terminated pursuant to Section 7.4, then all shares of Common Stock credited to such Former Participant’s Plan Account shall automatically be transferred to a shareholder account maintained by the Company’s transfer agent for the benefit of such Former Participant; provided, however, that such Former Participant may direct the Company to transfer such Common Stock to a general brokerage account for the benefit of such Former Participant by providing written notice of such direction to the Company no later than five (5) Business Days after the date of voluntary termination. The Company will not be responsible for the payment of any fees related to the transfer to, or the maintenance of, a general brokerage account or such Former Participant’s individual shareholder account maintained by the Company’s transfer agent. If necessary upon closure of the Plan Account, a cash payment shall be made for any fraction of a share of Common Stock in the Plan Account.

ARTICLE 8

ADMINISTRATION

8.1            Administration by Administrator.

(a)              The Plan shall be administered and interpreted by the Administrator. Subject to the express provisions of the Plan, the Administrator shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which determinations shall be final, binding and conclusive on all persons, including, without limitation, the Company, any Subsidiary, each Participant (or any other person claiming any rights under the Plan through any Participant) and any shareholder of the Company.

(b)              Neither the Administrator nor the Company will (i) have any responsibility as to the value of Common Stock acquired under the Plan or (ii) be liable for any action, determination or interpretation made in good faith with respect to the Plan or as required by applicable securities law or for any omission to act made in good faith, including, without limitation, any claim of liability arising out of failure to terminate a Participant’s Plan Account upon the Participant’s death prior to the receipt of notice in writing of such death. All members of the Board and the Committee and each other director and employee of the Company or its Subsidiaries to whom a duty or power relating to the administration or interpretation of the Plan has been delegated shall be fully indemnified by the Company with respect to any action, omission, determination or interpretation to the fullest extent provided by the Georgia Business Corporation Code.

8.2            Appointment of Committee as Administrator. The Board in its discretion may appoint a Committee, which need not consist of members of the Board, to serve at the pleasure of the Board as Administrator of the Plan. The Board from time to time may remove members from, or add members to, such Committee and fill any vacancies thereon. Any such Committee shall at all times be composed of at least one member.

8.3            Delegation by Administrator. Unless prohibited by applicable law or the applicable rules of a stock exchange, the Administrator may delegate all or some of its responsibilities and powers to any one or more of its members. In addition, the Administrator may delegate all or some of its responsibilities and powers to any person or persons it selects. The Administrator may revoke any such delegation at any time.

8.4            Rule 16b-3 Limitation. Notwithstanding any provisions of the Plan to the contrary, in the event that Rule 16b-3 provides specific requirements for administrators of plans such as the Plan, the Plan shall only be administered by such body and in such manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any person that is not a “Non-Employee Director” or to the Administrator or any other committee of the Board that is not composed of “Non-Employee Directors”, as such term is defined in Rule 16b-3. Persons who are “affiliates” of the Company (as defined under the Exchange Act) may not acquire or dispose of any shares of Common Stock without prior notification to the Company.

ARTICLE 9

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

9.1            In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”) and shall terminate prior to the consummation of such proposed dissolution or liquidation, unless otherwise provided by the Administrator in its sole discretion. The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten (10) Trading Days prior to the New Purchase Date, that (a)  the Purchase Date for the Participant’s option has been changed to the New Purchase Date and (b) the Participant’s option shall be exercised automatically on the New Purchase Date unless the Participant has terminated participation in the Plan prior to such date and accumulated contributions and payroll deductions withheld by the Company on behalf of such Participant have been returned to such Participant in accordance with the provisions of Section 7.3.

9.2            In the event of a Change of Control of the Company, the Administrator may take such action as it deems necessary, including, without limitation, (a) providing that each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such successor corporation or (b) setting a New Purchase Date for the Offering Period then in progress, terminating such Offering Period on such New Purchase Date and terminating the Plan on, or at any time after, such New Purchase Date. In the event the Administrator elects to set a New Purchase Date in accordance with clause (b) of the immediately preceding sentence, the New Purchase Date shall be before the date of the Company’s proposed Change of Control. The Administrator shall notify each Participant in writing, at least ten (10) Trading Days prior to the New Purchase Date, that (i) the Purchase Date for the Participant’s option has been changed to the New Purchase Date and (ii) the Participant’s option shall be exercised automatically on the New Purchase Date unless the Participant has terminated participation in the Plan prior to such date and accumulated contributions and payroll deductions withheld by the Company on behalf of such Participant have been returned to such Participant in accordance with the provisions of Section 7.3.

ARTICLE 10

AMENDMENT OR TERMINATION

The Board may at any time and for any reason terminate or amend the Plan. Except as provided in this Article 10, no such termination or amendment shall affect options previously granted or adversely affect the rights of any Participant with respect thereto. Without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Board may amend the Plan prospectively, among other things, to change the Offering Period, the Purchase Date or the Purchase Price or to limit the frequency or number of changes in the amount of contributions or payroll deductions withheld during an Offering Period, to change the provisions regarding liability of the Company for payment of any costs, expenses or fees incurred in connection with the administration and maintenance of the Plan, to establish reasonable waiting and adjustment periods or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Common Stock for each Participant properly correspond with contributions and payroll deductions withheld from such Participant’s Compensation, and to establish such other limitations or procedures as the Board determines in its sole discretion to be necessary or advisable and which are consistent with the Plan. In addition, to the extent necessary to comply with any tax or securities law or regulation, the Company shall obtain shareholder approval in such manner and to such degree as so required. Notwithstanding the foregoing, the Board may not amend the Plan or any rights granted to a Participant under the Plan in any way that would cause the options to be subject to Section 409A of the Code, and any such attempted amendment shall be null and void. The Administrator shall use its reasonable efforts to notify Participants of any amendment to the Plan at least ten (10) days prior to the beginning of the first Offering Period to be affected.

ARTICLE 11

MISCELLANEOUS

11.1          Effective Date and Term of Plan. The Plan became effective as of the Effective Date. The Plan shall continue in effect until terminated in accordance with the provisions of Article 10.

11.2          Costs. Except as otherwise provided herein, the costs, expenses and fees incurred in connection with the purchase of shares of Common Stock under the Plan, the general administration of the Plan and the maintenance of the Plan Accounts with the Custodian will be paid by the Company. Any brokerage fees and associated costs related to a sale by a Participant of shares of Common Stock or a transfer of shares of Common Stock to an individual registered shareholder account maintained by the Company’s transfer agent or a general brokerage account for the benefit of such Participant, and any other fees and expenses under the Plan, shall be paid by such Participant. Each Participant shall be responsible for any cost imposed by the Company’s transfer agent for each stock certificate that such Participant requests be issued to Participant in respect of any Common Stock credited to the Participant’s Plan Account.

11.3          Taxes. At the time an option to purchase shares of Common Stock is exercised, a Participant must make adequate provision for the Company’s federal, state or other tax withholding obligations which arise upon the exercise of the option, if any. At any time, the Company may, but shall not be obligated to, withhold from a Participant’s compensation, or other amounts payable to such Participant, the amount necessary for the Company to meet applicable withholding obligations (regardless of whether such person at the time continues to participate or be eligible to participate in the Plan, and regardless of whether or not such person at the time continues to be employed by the Company or any Subsidiary). Each Participant shall be responsible for, and will indemnify the Company and its Subsidiaries against, any applicable taxes, including, without limitation, any interest or penalties relating thereto, to which the Participant may be subject as a result of Participant’s participation in the Plan or Participant’s sale of Common Stock acquired thereunder.

11.4          Effect on Employment. Participation in the Plan will not impose any obligation upon the Company or any Subsidiary to continue the employment of a Participant for any specific period of time and will not affect the right of the Company or any Subsidiary to terminate a Participant’s employment at any time, with or without cause. Any income a Participant may realize as a result of participation in the Plan shall not be considered as a part of such Participant’s compensation for the calculation of any other pay, allowance, pension or other benefit unless otherwise required under other benefit plans provided by the Company or its Subsidiaries or required by law or contractual obligation of the Company or its Subsidiaries.

11.5          Compliance with Law.

(a)               Notwithstanding any other provision of the Plan, options to purchase shares of Common Stock under the Plan shall not be exercisable or exercised, and shares of Common Stock shall not be issued with respect to any such option, unless the exercise of such option and the issuance and delivery of such shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Code, the Securities Act of 1933, as amended, the Exchange Act, and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

(b)               Without limiting the generality of the foregoing, the terms and conditions of all options granted under the Plan to, and the purchase of all shares of Common Stock by, any Participant subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. The Plan and any options thereunder shall be deemed to contain, and the shares issued upon exercise of such options shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to transactions under the Plan.

11.6          Notices. All notices or other communications by a Participant to the Company or Administrator under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for receipt thereof. All notices and other communications to any Participant required hereunder shall be made to the address maintained on the Company’s payroll records.

11.7          Governing Law. The Plan and any rules and relations relating to the Plan will be governed by, and construed in accordance with, the laws of the State of Georgia without giving effect to principles of conflicts of laws, and applicable Federal law. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

* * * * *